Exhibit 1.1

Execution Version

PURCHASE AGREEMENT

BY AND AMONG

CONSTELLATION ENERGY COMMODITIES GROUP, INC.

AND

CONSTELLATION ENERGY PARTNERS HOLDINGS, LLC

AS SELLING PARTIES

AND

CONSTELLATION ENERGY PARTNERS MANAGEMENT, LLC

AND

POSTROCK ENERGY CORPORATION

AS BUYER PARTIES

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Table of Contents

(continued)

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of December 19, 2011 (this “Agreement”), is entered into by and among Constellation Energy Commodities Group, Inc., a Delaware corporation (“CECG”), Constellation Energy Partners Holdings, LLC, a Delaware limited liability company (“CEPH” and, together with CECG, the “Selling Parties”), and Constellation Energy Partners Management, LLC, a Delaware limited liability company (“CEPM”), and PostRock Energy Corporation, a Delaware corporation (“PostRock” and, together with CEPM the “Buyer Parties”).

WHEREAS, CECG is the sole member of and owns 100% of the membership interests of CEPH;

WHEREAS, CEPH owns 2,790,224 Class B Units (as defined herein) (the “Subject Interests”) of Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”);

WHEREAS, CEPM desires to purchase the Subject Interests from CEPH and CEPH desires to sell the Subject Interests to CEPM, in each case, upon the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer Parties and the Selling Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, and unless the context otherwise requires, the following terms have the meanings indicated:

“AAA” shall have the meaning specified in Section 8.03(a).

“Action” means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company is not an Affiliate of any of the Selling Parties.

“Agreement” shall have the meaning specified in the preamble.

“Arbitration Rules” shall have the meaning specified in Section 8.03(a).

“Arbitrator” shall have the meaning specified in Section 8.03(d).

“Basic Documents” means, collectively, this Agreement and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Buyer Indemnified Parties” shall have the meaning specified in Section 6.02(a).

“Buyer Material Adverse Effect” means an event, change or occurrence (i) resulting in a material adverse effect on the business, financial condition, assets, properties or results of operations of the Buyer Parties and their respective subsidiaries, taken as a whole, or (ii) that materially impairs or delays the ability of any of the Buyer Parties to perform its obligations or to consummate the transactions under the Basic Documents or that otherwise materially threatens or materially impedes the consummation of the transactions under the Basic Documents, other than in the case of clause (i) any such event, change or occurrence relating to or resulting from (x) changes or conditions affecting the economy, the financial markets or the markets for oil and natural gas in general or changes in political or regulatory conditions generally, (y) general changes in the segments of the oil and natural gas industry or the geographic areas in which such Buyer Party operates or (z) the announcement (or the effect of any such announcement) or consummation of the transactions contemplated by the Basic Documents.

“Buyer Parties” shall have the meaning specified in the preamble.

“CECG” shall have the meaning specified in the preamble.

“CEPH” shall have the meaning specified in the preamble.

“Claim Deductible” shall have the meaning specified in Section 6.04(a).

“Class B Units” means Class B Member Interests as defined in the Company LLC Agreement.

“Closing” shall have the meaning specified in Section 2.02.

“Closing Date” shall have the meaning specified in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Company” shall have the meaning specified in the recitals.

“Company LLC Agreement” means that certain Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC dated as of November 20, 2006, as amended by (i) Amendment No. 1 thereto, dated as of April 23, 2007, (ii) Amendment No. 2 thereto, dated as of July 25, 2007, (iii) Amendment No. 3 thereto, dated as of September 21, 2007 and (iv) Amendment No. 4 thereto, dated as of December 28, 2007.

“DLLCA” means the Delaware Limited Liability Company Act.

“Encumbrances” means any pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any government of, or any authority, agency, regulatory body, commission, court, official or other instrumentality of any government of, the United States of America or any foreign country, or any domestic or foreign state, province, county, city, local or other political subdivision thereof.

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnity Notice” shall have the meaning specified in Section 6.03(c).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision declaration, treaty or interpretive or advisory opinion of a Governmental Authority.

“Loss” shall have the meaning specified in Section 6.02(a).

“Organizational Document” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof, or any comparable governing instruments, together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (ii) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations of the limited liability company, or any comparable governing instruments, each as amended, (iii) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (iv) with respect to any other person the organizational, constituent and/or governing documents and/or instruments of such person.

“Party” means each Buyer Party and each Selling Party.

“Person” means (i) any natural person, (ii) any corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or any other form of organization or entity that has a legal existence under the Laws of its jurisdiction of formation which is separate from its owner or owners and (iii) any Governmental Authority.

“PostRock” shall have the meaning specified in the preamble.

“Purchase Price” shall have the meaning specified in Section 2.01.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Seller Indemnified Parties” shall have the meaning specified in Section 6.02(b).

“Seller Material Adverse Effect” means any event, change or occurrence that materially impairs or delays the ability of any of the Selling Parties to perform its obligations or to consummate the transactions under the Basic Documents or that otherwise materially threatens or materially impedes the consummation of the transactions under the Basic Documents.

“Selling Parties” shall have the meaning specified in the preamble.

“Solvent” shall have the meaning specified in Section 3.08.

“Subject Interests” shall have the meaning specified in the recitals.

“Tax” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Tax Returns” means returns, reports, exhibits, schedules, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Third Party Claim” shall have the meaning specified in Section 6.03(b).

“Title 9” shall have the meaning specified in Section 8.03(a).

“Trademark Licensing Agreement” means that certain Trademark License Agreement by and between Constellation Energy Group, Inc. and the Company, dated as of November 20, 2006.

“Transfer Taxes” shall have the meaning specified in Section 7.02.

Section 1.02 Rules of Interpretation. The following provisions shall be applied wherever appropriate herein:

(a) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(b) “including” means “including without limitation” and is a term of illustration and not of limitation;

(c) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(d) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(e) the Basic Documents have been jointly prepared by the parties thereto, and no Basic Document shall be construed against any Person as the principal draftsperson hereof or thereof;

(f) the section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(g) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(h) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(i) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis; and

(j) all references to days shall mean calendar days unless otherwise provided.

ARTICLE II

SALE AND PURCHASE

Section 2.01 Sale and Purchase. Subject to the terms and conditions of this Agreement, CEPH hereby sells, transfers and conveys to CEPM, and CEPM hereby purchases from CEPH, the Subject Interests, free and clear of all Encumbrances (other than Encumbrances existing under the Company LLC Agreement or those arising under applicable securities Laws). In consideration therefor, PostRock, on behalf of CEPM, agrees to pay to CECG, on behalf of CEPH, aggregate consideration of $5,998,981.60 in cash (the “Purchase Price”). The Purchase Price is being paid by PostRock to CECG by wire transfer of immediately available funds to such account as shall be designated by CECG a reasonable amount of time prior to Closing.

Section 2.02 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) is being held on the date of this Agreement at the offices of Bracewell & Giuliani LLP, 711 Louisiana Street, Suite 2300 in Houston, Texas, 77002, at a time mutually agreed by the Parties (the “Closing Date”).

Section 2.03 Selling Party Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Selling Parties are delivering, or causing to be delivered, to the Buyer Parties (or, if applicable, such specified Buyer Party):

(a) the Subject Interests to CEPM by delivering an Assignment of Limited Liability Company Interest accompanied by an instruction letter addressed to the Company’s transfer agent requesting such transfer agent to reflect the sale, transfer and conveyance effectuated hereby on its books and records;

(b) with respect to each Selling Party, a certificate duly executed by the Secretary or an Assistant Secretary of such Selling Party, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer Parties, attesting to (i) the resolutions of the Board of Directors or other governing body of such Selling Party, or other required internal corporate authorization, authorizing the execution and delivery of the Basic Documents to which such Selling Party is a party and the consummation of the transactions contemplated hereby, and certifying that such resolutions or other corporate authorization were duly adopted and have not been rescinded or amended as of the Closing Date, and (ii) the incumbency and signature of each officer of such Selling Party who has executed any of the Basic Documents or any other document or instrument delivered in connection herewith;

(c) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the valid existence and good standing in the State of Delaware of each Selling Party;

(d) a receipt, dated as of the Closing Date, executed by the Seller Parties and delivered to the Buyer Parties certifying that CECG, on behalf of CEPH, has received the Purchase Price with respect to the Subject Interests sold to CEPM.

Section 2.04 Buyer Party Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Buyer Parties are delivering, or causing to be delivered to the Selling Parties (or, if applicable, such specified Selling Party):

(a) payment to CECG of the Purchase Price by wire transfer of immediately available funds to an account designated in writing (including via email) by CECG;

(b) with respect to each Buyer Party a certificate duly executed by the Secretary or an Assistant Secretary of such Buyer Party, dated the Closing Date, in form and substance reasonably satisfactory to the Selling Parties, attesting to (i) the resolutions of the Board of Directors or other governing body of such Buyer Party authorizing the execution and delivery of the Basic Documents to which such Buyer Party is a party and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and (ii) the incumbency and signature of each officer of such Buyer Party who has executed any of the Basic Documents or any other document or instrument delivered in connection herewith;

(c) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the valid existence and good standing in the State of Delaware of each Buyer Party; and

(d) a receipt, dated as of the Closing Date, executed by the Buyer Parties and delivered to the Selling Parties certifying that CEPM has received the Subject Interests sold to it hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING

THE SELLING PARTIES AND THE SUBJECT INTERESTS

Each of the Selling Parties represents and warrants to each of the Buyer Parties as follows:

Section 3.01 Existence. Each of the Selling Parties (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.02 Validity of Agreement; Authorization. Each of the Selling Parties has the corporate or limited liability company power and authority, as applicable, to enter into the Basic Documents to which it is party and to carry out its obligations thereunder. The execution and delivery of the Basic Documents and the performance of each of the Selling Parties’ obligations thereunder have been duly authorized by the Board of Directors or other governing body of such Selling Party and no other proceedings on the part of any of the Selling Parties are necessary to authorize such execution, delivery and performance. Each of the Basic Documents to which any of the Selling Parties is a party has been, duly executed and delivered by each of the Selling Parties party thereto and constitutes such Selling Party’s valid and binding obligation, enforceable against such Selling Party in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

Section 3.03 Consents and Approvals. Except as set forth on Schedule 3.03, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required on the part of any of the Selling Parties for such Selling Party to execute and deliver the Basic Documents to which it is party or to perform its respective obligations thereunder, other than any consent, approval, waiver or authorization that would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.04 No Breach. The execution, delivery and performance by each of the Selling Parties of the Basic Documents to which it is a party, and compliance by the Selling

Parties with the terms and provisions thereof do not and will not (a) violate any provision of any Law applicable to the Selling Parties or any of their respective properties, (b) result in a breach or violation of any provision of the Organizational Documents of the Selling Parties or (c) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which any of the Selling Parties is a party or by which any of the Selling Parties or any of their respective properties may be bound or (ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such default, breach, termination, cancellation or acceleration would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.05 Ownership, Due Authorization and Transfer of Subject Interests.

(a) CEPH is the record and beneficial owner of the Subject Interests, free and clear of any and all Encumbrances (other than Encumbrances existing under the Company LLC Agreement or those arising under applicable securities Laws). CEPH has the power, authority and legal capacity to sell, transfer, assign and deliver such Subject Interests as provided in this Agreement, and such delivery will convey to the Buyer Parties good and marketable title to such Subject Interests, free and clear of any and all Encumbrances (other than Encumbrances existing under the Company LLC Agreement or those arising under applicable securities Laws).

(b) All of the Subject Interests have been duly authorized and validly issued in accordance with the Organizational Documents of the Company, are fully paid (to the extent required by the Company Organizational Documents) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the DLLCA).

(c) There are no outstanding options, warrants or similar rights to purchase or acquire from any of the Selling Parties any of the Subject Interests.

Section 3.06 Litigation. There is no Action pending or, to the knowledge of the Selling Parties, threatened, against any Selling Party or to which any Selling Party is otherwise a party challenging the transactions contemplated by the Basic Documents or otherwise relating to such transactions, the Subject Interests or the Basic Documents.

Section 3.07 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Selling Party in connection with the transactions contemplated by this Agreement, and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 3.08 Solvency. CEPH is, and immediately after giving effect to the transactions contemplated by this Agreement will be, Solvent. For purposes of this Section 3.08, “Solvent” means, with respect to the applicable Party on any date of determination, that on such date (a) the fair value of the property of such Party is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Party that would constitute liabilities under GAAP, (b) the present fair equivalent value of the assets of such Party is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Party’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets and (d) such Party is not engaged in business or a transaction, and does not intended to engage in business or a transaction, for which such Party’s property remaining after such transaction would constitute unreasonably small capital.

Section 3.09 Related Party Agreements. Except for the Company LLC Agreement and the Trademark License Agreement, none of the Company or any of its subsidiaries is a party to or bound by any contract or legally binding arrangement that includes any of the Selling Parties or any of their Affiliates as a counter party or third party beneficiary.

Section 3.10 No Other Representations and Warranties.

(a) EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS ARTICLE III, THE SELLING PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER TO ANY BUYER PARTY, AND THE SELLING PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO ANY SELLING PARTY, THE SUBJECT INTERESTS OR THE COMPANY OR THE STATUS OR CONDITION OF ITS BUSINESS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT).

(b) Each of the Selling Parties acknowledges and agrees that none of the Buyer Parties makes any representations or warranties regarding any Buyer Party other than as set forth in writing in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Each of the Buyer Parties represents and warrants to each of the Selling Parties as follows:

Section 4.01 Existence. Each of the Buyer Parties (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as its business is now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.02 Validity of Agreement; Authorization. Each of the Buyer Parties has the corporate or limited liability company power and authority to enter into the Basic Documents to which it is party and to carry out its obligations thereunder. The execution and delivery of the Basic Documents and the performance of each of the Buyer Parties’ obligations thereunder have been duly authorized by the Board of Directors or similar governing body of such Buyer Party and no other proceedings on the part of any of the Buyer Parties are necessary to authorize such execution, delivery and performance. Each of the Basic Documents to which any of the Buyer Parties is a party has been duly executed and delivered by each of the Buyer Parties party thereto and constitutes such Buyer Party’s valid and binding obligation, enforceable against such Buyer Party in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

Section 4.03 Consents and Approvals. Except as set forth on Schedule 4.03, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required on the part of any of the Buyer Parties for such Buyer Party to execute and deliver the Basic Documents to which it is party or to perform its respective obligations thereunder, other than any consent, approval, waiver or authorization that would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.04 No Breach. The execution, delivery and performance by each of the Buyer Parties of the Basic Documents to which it is a party, and compliance by the Buyer Parties with the terms and provisions thereof do not and will not (a) violate any provision of any Law applicable to the Buyer Parties or any of their respective properties, (b) result in a breach or violation of any provision of the Organizational Documents of the Buyer Parties or (c) result in a breach or violation of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which any of the Buyer Parties is a party or by which any of the Buyer Parties or any of their respective properties may be bound or (ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such default, breach, termination, cancellation or acceleration would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.05 Matters Relating to Acquisition of the Subject Interests. PostRock has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Subject Interests and is capable of bearing the economic risk of such investment. PostRock is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. PostRock is acquiring the Subject Interests for investment for its own account. PostRock acknowledges and understands that (i) the acquisition of the Subject Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Subject Interests will be characterized as “restricted securities” under applicable securities Laws. PostRock agrees that the Subject Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

Section 4.06 No Other Representations and Warranties.

(a) EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS ARTICLE IV, THE BUYER PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER TO ANY SELLING PARTY, AND THE BUYER PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO ANY BUYER PARTY OR THE STATUS OR CONDITION OF ITS BUSINESS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTIES OF MERCHANT ABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT).

(b) Each of the Buyer Parties acknowledges and agrees that none of the Selling Parties makes any representations or warranties regarding any Selling Party, the Subject Interests or the Company or its subsidiaries other than as set forth in writing in this Agreement.

ARTICLE V

COVENANTS

Section 5.01 Non-Disclosure. The Buyer Parties and the Selling Parties shall cooperate in the preparation and publication of any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, and the Buyer Parties may, if required by Law, file a Current Report on Form 8-K or an amendment to a Transaction Statement on Schedule 13D to which any such press release, this Agreement and any other Basic Documents that are required to be filed are attached as exhibits.

Section 5.02 Confidential Information

(a) For a period beginning on the date hereof and continuing until the date that is two years after August 8, 2011:

(i) the Selling Parties and their respective Affiliates shall not, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to any of the Buyer Parties or their respective subsidiaries; and

(ii) the Buyer Parties and their respective Affiliates shall not, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to any of the Selling Parties or their respective subsidiaries.

(b) Notwithstanding the foregoing, the Buyer Parties, the Selling Parties or their respective Affiliates may disclose any information relating to the Buyer Parties or their respective subsidiaries, on the one hand, or the Selling Parties or their respective subsidiaries, on the other hand, as the case may be:

(i) if required by law, regulatory authority or applicable stock exchange rule; or

(ii) to such other Persons if, at the time such information is provided, such Person is already in possession of such information.

ARTICLE VI

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for one year following the Closing Date, except that the representations and warranties set forth in Sections 3.01, 3.02, 3.05, 4.01 and 4.02 shall survive the Closing indefinitely; provided, that any obligations under Sections 6.02(a)(i) and 6.02(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 6.03(a) before the termination of the applicable survival period.

Section 6.02 Indemnification.

(a) From and after the Closing, subject to Section 6.01 hereof, the Selling Parties, jointly and severally, hereby agree to indemnify and hold the Buyer Parties, their respective Affiliates, and their respective directors, managers, officers and employees (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third party claim (a “Loss”) based upon, attributable to or resulting from:

(i) any breach of the representations or warranties made by any of the Selling Parties in this Agreement or in any Basic Document; and

(ii) any breach of any covenant or other agreement on the part of any of the Selling Parties under this Agreement or in any Basic Document.

(b) From and after the Closing and subject to Section 6.01 hereof, the Buyer Parties, jointly and severally, hereby agree to indemnify and hold the Selling Parties, their respective Affiliates and their respective directors, managers, officers and employees (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:

(i) any breach of the representations or warranties made by any of the Buyer Parties in this Agreement or in any Basic Document; provided, however, that the Buyer Parties shall not be obligated to indemnify or hold the Seller Indemnified Parties harmless with respect to any such breach if it resulted from any breach by the Seller Parties under that certain Purchase Agreement dated as of August 8, 2011 by and among the Seller Parties and PostRock; and

(ii) any breach of any covenant or other agreement on the part of any of the Buyer Parties under this Agreement or in any Basic Document.

Section 6.03 Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a third party claim may be asserted by written notice to the party from whom indemnification is sought; provided, that failure to so notify the indemnifying party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article VI to the extent that the indemnifying party shall not have been materially prejudiced as a result of such delay.

(b) In the event that any Action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 6.02 hereof (a “Third Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party shall have been materially prejudiced as a result of such failure. Subject to the provisions of this Section 6.03, the indemnifying party shall have the right, at its sole expense, to select and engage counsel to defend such matter, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided, that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim, then the indemnifying party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable written opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the indemnifying party such that a joint representation would violate applicable ethical standards; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each party hereto agrees to provide reasonable access to each other party to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 6.03 to the contrary, neither the indemnifying party nor the Indemnified Party shall, without the prior written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

(c) If any Indemnified Party should have a claim against any indemnifying party under this Article VI which does not involve a Third Party Claim, the Indemnified Party shall notify the indemnifying party of such claim, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim (the “Indemnity Notice”). The failure by any Indemnified Party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnified Party under this Article VI, except and only to the extent that the indemnifying party demonstrates that it has been actually materially prejudiced by such failure. If the indemnifying party does not notify the Indemnified Party in writing within 30 days from delivery of the Indemnity Notice that the indemnifying party disputes such claim, the amount of such claim specified by the Indemnified Party shall be conclusively deemed a liability of the indemnifying party hereunder. If the indemnifying party has timely disputed such claim, the indemnifying party and the Indemnified Party shall for a period of 30 days proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute may, at the option of either party, be submitted to binding arbitration pursuant to the provisions of Section 8.03.

Section 6.04 Limitations.

(a) No Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 6.02(a)(i) unless the aggregate of all Losses claimed by the Buyer Indemnified Parties pursuant to such section exceeds $200,000 (the “Claim Deductible”), in which case, subject to Section 6.04(c), the Selling Parties shall indemnify the Buyer Parties Indemnified Party only for the Losses in excess of the Claim Deductible.

(b) No Seller Indemnified Party shall be entitled to indemnification pursuant to Section 6.02(b)(i) unless the aggregate of all Losses claimed by the Seller Indemnified Parties pursuant to such section exceeds the Claim Deductible, in which case, subject to Section 6.04(c), the Buyer Parties shall indemnify the Seller Indemnified Party only for the Losses in excess of the Claim Deductible.

(c) None of the Selling Parties shall have any obligation to indemnify the Buyer Indemnified Parties under this Agreement for Losses that exceed, in the aggregate, the Purchase Price. None of the Buyer Parties shall have any obligation to indemnify the Seller Indemnified Parties under this Agreement for Losses that exceed, in the aggregate, the Purchase Price.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER ANY BUYER PARTY, ANY SELLING PARTY NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFYING PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Section 6.05 Recovery. The amount of any Losses for which indemnification is provided hereunder shall be net of any other amounts recovered by the Indemnified Party with respect to such Losses, including under insurance policies, indemnity arrangements and the like. An Indemnified Party who has received a recovery for Losses arising from breach of a representation, warranty, agreement or covenant under this Agreement which is subject to indemnification shall have no right to recover twice for the same Losses under the indemnification provided in this Agreement nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the indemnifying party. Each Indemnified Party shall use reasonable efforts to pursue reimbursement for Losses, including under insurance policies and indemnity arrangements.

Section 6.06 Tax Treatment of Indemnity Payments. The Selling Parties and the Buyer Parties agree to treat any indemnity payment made pursuant to this Article VI as an adjustment to the Purchase Price for all Tax purposes.

Section 6.07 Exclusive Remedy.

(a) Each of the Parties hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or intentional misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) relating to the representations and warranties contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article VI; provided, that any Party may exercise any and all remedies it may have at Law or in equity in the event of a breach by the other party of its payment obligations established pursuant to Section 6.02. In furtherance of the foregoing and subject to the foregoing proviso, each of the Parties hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims or causes of action arising from fraud, criminal activity or intentional misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) it may have against the other Party (but not contribution, indemnity or other rights it may have against third parties), arising under or based upon (i) any breach of an express or implied representation or warranty whether or not contained in this Agreement, (ii) any federal, state or local statute, Law, ordinance, rule or regulation and (iii) any other rights, claims or causes of action arising under or based upon common law or otherwise with respect to the representations, warranties, covenants and agreements contained in or otherwise made in connection with this Agreement.

(b) Notwithstanding Section 6.07(a), nothing contained in this Section 6.07 shall prevent any Party from seeking and obtaining injunctive relief against the other Party’s activities in breach of this Agreement.

ARTICLE VII

TAX MATTERS

Section 7.01 Post-Closing Actions; Post-Closing Assistance. Except to the extent required by applicable Law, the Buyer Parties shall not and shall not permit their Affiliates to take any action (including the amendment of any Tax Return) on or after the Closing Date which could reasonably be expected to materially increase the Selling Parties’ liability for Taxes (including any liability of the Selling Parties to indemnify the Buyer Parties for Taxes under this Agreement).

Section 7.02 Transfer Taxes. The Buyer Parties and the Selling Parties agree that any transfer, documentary, sales, use, stamp, registration and similar taxes (“Transfer Taxes”) and fees arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne equally by the Buyer Parties, on the one hand, and the Selling Parties, on the other hand. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such Party will use reasonable best efforts to provide such Tax Returns to the other party at least ten days prior to the due date for such Tax Returns. Upon the filing of Tax Returns in connection with Transfer Taxes, the filing party shall provide the other party with evidence satisfactory to the other party that such Transfer Taxes have been paid.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Expenses. Except as otherwise provided in this Agreement, each of the Selling Parties and each of the Buyer Parties shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 8.02 Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Buyer Parties and the Selling Parties and that the Buyer Parties and the Selling Parties will not have an adequate remedy at Law. Therefore, the obligations of the Buyer Parties and the Selling Parties under this Agreement, including the Selling Parties’ obligation to sell the Subject Interests to the Buyer Parties and the Buyer Parties’ obligation to purchase the Subject Interests from the Selling Parties, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 8.03 Arbitration.

(a) Mandatory Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any other Basic Document or relating to the breach, termination or invalidity of this Agreement or any other Basic Document, whether arising in contract, tort or otherwise, shall be resolved by binding arbitration. This arbitration shall proceed in accordance with Title 9 of the United States Code, as it may be amended or recodified from time to time (“Title 9”), and the current Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”), to the extent that Title 9 and the Arbitration Rules do not conflict with any provision of this Section 8.03.

(b) Provisional or Ancillary Remedies; Specific Performance. No provision of or the exercise of any rights under this Section 8.03 shall limit the right of any party to seek and obtain specific performance pursuant to Section 8.02, or provisional or ancillary remedies (such as injunctive relief, attachment or the appointment of a receiver) in aid of arbitration, from any court having jurisdiction before, during or after the pendency of an arbitration proceeding under this Section 8.03. The institution and maintenance of any such Action to seek such provisional or ancillary remedies shall not constitute a waiver of the right of any party (including the party taking the action or instituting the legal proceeding) to submit a dispute, controversy or claim to arbitration under this Section 8.03.

(c) Arbitration Orders. Any order made pursuant to arbitration shall be in writing, shall give reasons for the decisions reached and shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the order. The Parties agree to submit to the jurisdiction of the courts identified in Section 8.04 for purposes of the enforcement of any such order.

(d) Arbitrators. The arbitration shall be conducted and finally settled by a panel of three arbitrators. Within 30 days of the giving of a notice of arbitration, the Buyer Parties shall, collectively, appoint one arbitrator and the Selling Parties shall, collectively, appoint one arbitrator. Such two arbitrators shall appoint the third, presiding arbitrator (each an “Arbitrator”) within 15 days of the appointment of the second party-appointed Arbitrator. At the request of any party, the AAA shall appoint any Arbitrator not timely appointed. No Arbitrator shall be a Representative of any Party or any party to the arbitration proceeding, and the Party appointing such Arbitrator must reasonably believe that such Arbitrator possesses the requisite education, experience and expertise in respect of the matters to which the claim(s) relate in order to permit such Arbitrator to competently perform his or her duties. The three Arbitrators shall make all of their decisions by majority vote. If one of the party-appointed Arbitrators refuses to participate in the proceedings or refuses to vote, the decision of the other two Arbitrators shall be binding. If an Arbitrator dies or becomes physically incapacitated and is unable to fulfill his or her duties as an Arbitrator, the arbitration proceeding shall continue with a substitute Arbitrator selected by the party that originally appointed the withdrawing Arbitrator (or, if the withdrawing Arbitrator was jointly selected by the parties or appointed by the AAA, the substitute Arbitrator shall be selected in the same manner as the withdrawing Arbitrator).

(e) Location. The arbitration shall be held in Houston, Texas or at another place as to which the parties mutually agree.

(f) Fees and Expenses. In any arbitration proceeding under this Section 8.03, subject to the award of the Arbitrator(s), each Party shall pay all of its own expenses and one-half of the arbitration fees and expenses charged by the AAA and the Arbitrators. The Arbitrator(s) shall have the power to award recovery of expenses and fees (including reasonable attorney fees, administrative and AAA fees, and Arbitrators’ fees) between the Parties as the Arbitrators determine to be equitable under the circumstances.

(g) Title 9. The interpretation and construction of this Section 8.03, including its validity and enforceability, shall be governed by Title 9, notwithstanding the choice of law set forth in Section 8.06 of this Agreement.

Section 8.04 Submission to Jurisdiction; Consent to Service of Process. Solely in respect of any Action permitted to be instituted by a Party pursuant to Section 8.03, the Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in Houston, Texas over any dispute arising out of or relating to this Agreement or any other Basic Document or any of the transactions contemplated hereby or thereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.05 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the other Basic Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 8.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without regard to the conflicts of law principles of such state.

Section 8.07 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and fax numbers (or to such other address or fax number as a Party may have specified by notice given to the other party pursuant to this provision):

(a) If to the Buyer Parties:

PostRock Energy Corporation

210 Park Avenue

Oklahoma City, OK 73102

Attention:    Stephen L. DeGiusti

Telephone:  (405) 600-7704

Facsimile:   (405) 600-7756

with a copy (which shall not constitute notice) to:

White Deer Energy L.P.

667 Madison Avenue, 4th Fl.

New York, NY 10065

Attention:    Thomas J. Edelman

Telephone:  (212) 371-1117

Facsimile:   (212) 888-6877

and

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

Attention:    Robert Seber

Telephone:  (212) 237-0132

Facsimile:   (917) 849-5340

(b) If to any of the Selling Parties:

c/o Constellation Energy Commodities Group, Inc.

100 Constellation Way, Suite 500C

Baltimore, MD 21202

Attention:    Max Duckworth

Telephone:  410-470-3484

Facsimile:   410-470-2600

with a copy (which shall not constitute notice) to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention:    Michael S. Telle

Telephone:  (713) 221-1327

Facsimile:   (713) 221-2113

Section 8.08 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.09 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Sections 6.02(a) and 6.02(b), nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by a Party (by operation of Law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consents shall be void.

Section 8.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the Parties execute this Agreement, effective as of the date first above written.

BUYER:

POSTROCK ENERGY CORPORATION

By:	/s/ Stephen L. DeGiusti
Name:	Stephen L. DeGiusti
Title:	Executive Vice President, General Counsel and Secretary

CONSTELLATION ENERGY PARTNERS MANAGEMENT, LLC

By:	/s/ Stephen L. DeGiusti
Name:	Stephen L. DeGiusti
Title:	Secretary and Treasurer

Signature Page 1 of 2 to

Purchase Agreement

SELLING PARTIES

CONSTELLATION ENERGY COMMODITIES GROUP, INC.

By:	/s/ Bryan P. Wright
Name:	Bryan P. Wright
Title:	Controller

CONSTELLATION ENERGY PARTNERS HOLDINGS, LLC

By:	/s/ Christopher Budzynski
Name:	Christopher Budzynski
Title:	Assistant Treasurer

Signature Page 2 of 2 to

Purchase Agreement

Schedule 3.03

Selling Parties’ Consents and Approvals

1. Filing of an amendment to that certain statement on Schedule 13D relating to the common units of the Company, as filed with the Securities and Exchange Commission by Constellation Energy Group, Inc., a Maryland corporation, and CEPH on December 5, 2006.

2. Filing of a Statement of Changes in Beneficial Ownership on Form 4 with the Securities and Exchange Commission.

Schedule 4.03

Buyer Parties’ Consents and Approvals

1.	Filing of an amendment to that certain statement on Schedule 13D relating to the common units of the Company, as filed with the Securities and Exchange Commission on August 18, 2011.

2.	Filing of a Statement of Changes in Beneficial Ownership on Form 4 with the Securities and Exchange Commission.